Exhibit 23




The Board of Directors
Abigail Adams National Bancorp, Inc.


We consent to incorporation by reference in the registration statements (Nos. 333-19155, 333- 33537, 333-33539 and 333-47061) on Form S-8 of Abigail Adams
National Bancorp, Inc. and subsidiary of our report dated January 26, 1996, with respect to the consolidated statements of operations, changes in stockholders' equity, and cash flows of Abigail Adams National Bancorp, Inc. and subsidiary for the year ended December 31, 1995, which report appears in the annual report filed on Form 10-KSB.




/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP

Washington, D.C.
March 31, 1998